THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 30, 2008, BY AND BETWEEN ARGYLE SECURITY, INC., AND LASALLE BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION (“SENIOR LENDER”) TO THE OBLIGATIONS (INCLUDING INTEREST) OWED BY ISI SECURITY GROUP, INC. (THE “OBLIGOR”) TO THE HOLDERS OF ALL OF THE NOTES ISSUED PURSUANT TO THAT CERTAIN AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT DATED AS OF JANUARY 23, 2008, BETWEEN OBLIGOR AND SENIOR LENDER, AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, RESTATED OR AMENDED FROM TIME TO TIME; AND EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

PROMISSORY NOTE

$2,000,000.00	September 30, 2008

FOR VALUE RECEIVED, ISI SECURITY GROUP, INC. a Delaware corporation, (hereinafter called "Maker"), promises to pay to ARGYLE SECURITY, INC. (hereinafter called "Lender"), the principal sum of Two Million Dollars ($2,000,000) with interest thereon at the rates and on the dates specified in subsections 1.2 and 1.4 of the Loan Agreement between Maker and Lender dated September 30, 2008 (the “Loan Agreement”).

Upon the happening of any default under the Loan Agreement, Lender may declare that all liabilities of the Maker to the Lender under shall be accelerated and become immediately due and payable; provided, that upon the occurrence of any default specified in Sections 2(c) or (d) of the Loan Agreement, all liabilities of the Maker to Lender shall become immediately due and payable without declaration, notice or demand by Lender

Maker shall pay all reasonable and documented costs and expenses incurred by or on behalf of Lender in connection with Lender’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Any demand upon or notice to Maker shall be sufficiently served for all purposes if personally delivered or placed in the mail addressed to the address shown above or such other address as may be shown on Lender's records.

There will be no pre-payment penalty on this Note.

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Note will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law. Any dispute arising out of or in connection with this Note shall be submitted to the exclusive jurisdiction of the courts of Bexar County in the State of Texas.

To the fullest extent permitted by applicable law, Maker waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of the Loan Agreement or this Note; (b) all rights to notice and a hearing prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ISI SECURITY GROUP, INC.

By: /s/ Sam Youngblood
Name: Sam Youngblood
Title: President